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                                                                 EXHIBIT 10.10.2

                 CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT

         This Change in Control Executive Severance Agreement (this "Agreement") is entered into this 9th day of July, 2003, by and between Serologicals Corporation, a Georgia corporation having its principal place of business at 5655 Spalding Drive, Norcross, GA 30092 (the "Company"), and David A. Dodd ("Executive").

         The purpose of this Agreement is to afford Executive additional security concerning his employment with the Company by providing for certain termination payments to Executive if within 18 months following a Change in Control, (i) the Company terminates Executive's employment without Cause or (ii) Executive terminates his employment for Good Reason.

         Based upon the foregoing, and in consideration of Executive's continued employment with the Company, the Company agrees as follows:

         1. Term. This Agreement shall be effective as of the date first written above and shall continue in effect until the earliest of (a) written notice by the Company of cancellation of this Agreement, provided that no such notice shall be effective within 12 months prior to, or within 18 months after, a Change in Control, (b) termination of Executive's employment prior to a Change in Control by Executive or the Company, or (c) termination of Executive's employment within 18 months after a Change in Control by the Company for Cause, by Executive without Good Reason, or as a result of Executive's death or Disability.

         2. Termination after Change in Control by Company without Cause or by Executive for Good Reason. If at any time within 18 months after a Change in Control, either (i) the Company terminates Executive's employment without Cause, or (ii) Executive terminates his

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employment for Good Reason, then, subject to paragraph 4, the Company shall provide the following to Executive:

                  (a) Executive's base salary earned through the date of employment termination, but not previously paid;

                  (b) reimbursement of reasonable and appropriate unreimbursed business expenses incurred by Executive through the date of termination; provided Executive submits supporting documentation thereof in accordance with the policies and procedures of the Company;

                  (c) a pro rata portion of Executive's annual target bonus determined by multiplying (i) a fraction, the numerator of which is the number of days Executive was employed in the fiscal year in which Executive terminates employment and the denominator of which is 365, by
         (ii) Executive's annual target bonus for the fiscal year in which Executive's employment is terminated;

                  (d) Three (3) times Executive's highest annual rate of base salary during the 18-month period prior to the date Executive's employment is terminated;

                  (e) Three (3) times the greater of (i) Executive's annual target bonus for the fiscal year in which Executive's employment is terminated and (ii) Executive's annual bonus earned for the fiscal year immediately preceding the fiscal year in which Executive's employment is terminated;

                  (f) Three (3) times the average of the Company's matching and profit sharing contributions, if any, allocated to Executive's account under the Company's 401(k) plan

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         for the 3 years (or the period Executive was employed with the Company, if less) prior to the Change in Control;

                  (g) Company-paid medical, disability and life insurance benefit coverage comparable to such coverage provided by the Company immediately prior to the Change in Control for a period of 3 years following the date of employment termination, to the extent comparable benefits are not provided by a subsequent employer of Executive during such period; provided that the Company, in its discretion, may elect, with respect to any or all of such insurance coverages at any time, to pay Executive cash in an amount that the Company in good faith determines to be equivalent to the cost to Executive to purchase such coverage for the entire period or any portion thereof;

                  (h) The Company, at its expense, shall provide for outplacement services to Executive for the 6-month period following the date of employment termination by a mutually agreed upon outplacement services firm; and

                  (i) Executive shall have the right to receive any benefits payable under the Company's employee benefit plans, programs and policies (other than any other severance pay plan, program or policy) which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies.

         3. Other Termination. If Executive's employment is terminated (i) for any reason prior to a Change in Control or (ii) within 18 months after a Change in Control (A) by the Company for Cause, (B) by Executive without Good Reason, or (C) as a result of Executive's death or Disability, Executive shall be entitled to no payments or benefits under this Agreement, other than as provided under paragraph 7.

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         4.       Certain Additional Payments by Company. If

                  (a) the Company or the Company's accountants determine that the payments or benefits called for under this Agreement or any other payments or benefits made available to Executive would constitute parachute payments (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) that would result in Executive being subject to an excise tax under Section 4999 of the Code ("Payments"), and

                  (b) the Payments equal or exceed 115% of the Safe Harbor Amount (as defined in this paragraph 4),

then the Company shall make a Gross-Up Payment (as defined in this paragraph 4) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made; provided Executive takes such action (other than waiving his right to any Payments) as the Company reasonably requests under the circumstances to mitigate or challenge such tax.

         If the Company or the Company's accountants determine that the Payments exceed 100% but are less than 115% of the Safe Harbor Amount, then some or all of the Payments (as determined by the Company in its absolute discretion) shall be reduced to the extent the Company deems necessary so that such Payments are no greater than the Safe Harbor Amount.

         The "Safe Harbor Amount" for purposes of this Agreement shall mean 2.99 times Executive's base amount (within the meaning of Section 280G(b) of the Code). A "Gross-Up Payment" for purposes of this Agreement shall mean a payment to or on behalf of Executive that shall be sufficient to pay (i) any excise tax on the Payments under Section 4999 of the Code, (ii) any federal, state and local income tax and social security or other employment tax, and any

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excise tax under Section 4999 of the Code, on the amount described in clause (i)
and the amounts described in this clause (ii), and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this paragraph 4 or applicable law. Any determination under this paragraph 4 by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of residence upon the date of termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

         If the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

         5. Time of Payment. The Company shall pay any cash amounts due to Executive under paragraph 2 in a lump sum payment within 30 days following termination of Executive's employment.

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         6.       No Other Severance Payments. If Executive receives payment under paragraph 2, such payment shall be in lieu of any payment under any other severance pay plan, program or policy of the Company, and Executive shall not be entitled to any severance payments that might otherwise be payable to Executive, whether by employment contract or otherwise. To the extent severance payment is made under any other such severance pay plan, or otherwise, payment provided for under paragraph 2 shall be offset by the amount of such payment.

         7. Stock Options and Other Stock-Based Awards. All stock options, stock appreciation rights, restricted stock, deferred stock units and other stock-based awards of Executive ("awards") outstanding and not yet vested or exercisable or which are subject to a substantial risk of forfeiture as of the date of a Change in Control shall immediately vest and become immediately exercisable and no longer subject to a substantial risk of forfeiture upon the Change in Control, unless the agreement documenting the award provides otherwise or such awards are assumed or replaced by the continuing or acquiring company. If awards are assumed or replaced and the employment of Executive with the continuing or acquiring company terminates for any reason other than Cause within 18 months of the date of the Change in Control, then the assumed or replaced awards outstanding and not yet exercisable or which are subject to a substantial risk of forfeiture on the day prior to such termination shall immediately vest and become immediately exercisable and no longer subject to a substantial risk of forfeiture upon such termination.

         8. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                  (a) The term "Board" as used in this Agreement means the board of directors of the Company.

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                  (b)      The term "Cause" as used in this Agreement has the
         same meaning given such term in the employment agreement between Executive and the Company as of any date of determination, or if there is no such employment agreement or the employment agreement does not define "Cause," the term "Cause" means (i) an act of dishonesty causing harm to the Company or any Subsidiary; (ii) the knowing disclosure of confidential information relating to the Company's or any Subsidiary's business; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of, or a plea of nolo contender with respect to, a felony;
         (v) the willful refusal to perform, or the gross neglect of, the duties assigned to Executive; (vi) Executive's willful breach of any law that, directly or indirectly, affects the Company or any Subsidiary; (vii) Executive's material breach of his duties following a Change in Control; provided that such duties do not differ in any material respect from Executive's duties during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or a Subsidiary, and which is not remedied in a reasonable period after receipt of written notice from the Company or any Subsidiary specifying such breach.

                  (c) The term "Change in Control" as used in this Agreement means the occurrence of any of the events described below:

                           (i)      the acquisition, in one or more
                  transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity or any group

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                  of persons or entities who constitute a group (within the
                  meaning of Section 13(d)(3) of the Exchange Act), other than
                  (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary or (B) a person who acquires such securities directly from the Company in a privately-negotiated transaction, of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (x) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 35% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (y) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board;

                           (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors;

                           (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                           (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the

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                  Company of (in one or more transactions) all or substantially all of the Company's assets.

         Notwithstanding the foregoing, the preceding events shall not be deemed to be a Change in Control if, prior to any transaction or transactions causing such a change, a majority of the Continuing Directors shall have voted not to treat such transaction or transactions as resulting in a Change in Control.

                  (d) The term "Continuing Director" as used in this Agreement means, as of any date of determination thereof, any member of the Board who (i) was a member of such Board on the date which is 24 months prior to the date of such determination or (ii) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  (e) The term "Disability" as used in this Agreement means termination because of Executive's failure to properly and fully perform the duties and responsibilities of his employment with the Company, due to mental or physical illness, for a period of 120 consecutive days, or 180 days, even though not consecutive, within any 360-day period, all as determined in good faith by the Board and supported by medical evidence.

                  (f) The term "Good Reason" as used in this Agreement means (i) a material reduction in Executive's job functions, duties or responsibilities, or a change in Executive's reporting relationships that has a material and adverse effect on the status of Executive's job functions, duties or responsibilities; (ii) any material reduction in Executive's base salary, target bonus or maximum bonus opportunity;
         (iii) absent

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         Executive's consent, a required relocation of Executive of more than 35 miles from Executive's primary place of business as of the date of the Change in Control or a significant increase in required travel by Executive; (iv) the failure of any business entity with which the Company merges or consolidates, or to which the Company sells all or substantially all of its assets, to assume this Agreement; or (v) any material breach of any of the terms of this Agreement; provided, however, Good Reason shall not exist unless (A) Executive gives the Company a detailed, written statement of the circumstances that form the basis for Executive's belief that Good Reason exists and gives the Company a 15-day period after the delivery of such statement to cure the circumstances and (B) Executive actually resigns his employment with the Company after the end of such 15-day period (but no later than 60 days after the end of such 15-day period) if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such 15-day period.

                  (g) The term "Subsidiary" as used in this Agreement means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

         9. Amendment. This Agreement may be amended at any time by the Board to the extent the Board deems necessary or appropriate upon written notice by the Company of such amendment; provided, however, absent Executive's written consent, no amendment shall be effective within 12 months prior to, or within 18 months after, a Change in Control to the extent the amendment adversely affects any rights of Executive.

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         10.      Attorneys' Fees. If any action at law or in equity is
necessary for Executive to enforce or interpret the terms of this Agreement, the Company shall pay Executive's reasonable attorneys' fees and other expenses incurred with respect to such action.

         11. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         12. Agreement Supersedes Any Inconsistent Prior Agreements or Understandings. The terms of this Agreement supersede any prior promises, policies, representations, understandings, arrangements or agreements between the parties with respect to payments and benefits that become due as a result of a change in control of the Company (including a Change in Control as defined in this Agreement), including, but not limited to, any prior change in control severance agreement that may have been entered into between the parties as of March 27, 1998.

         13. Not an Employment Contract. Nothing in this Agreement extends or expands Executive's present rights concerning employment with the Company in the absence of a Change in Control or is intended to create a contract, guarantee or promise of continued employment by the Company. The Company shall have no obligation hereunder if Executive's employment is terminated for any reason prior to a Change in Control.

         14. Employment with Subsidiary. A transfer between the Company and a Subsidiary or between Subsidiaries shall not be treated as a termination of employment with the Company under this Agreement.

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         15.      Notices. All notices required or permitted to be given by
either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party at the address set forth below or to such other address as either party may from time to time designate by 10 days advance written notice pursuant to this paragraph 15:

         If to the Company:                Serologicals Corporation
                                           5655 Spalding Drive
                                           Norcross, GA 30092
                                           Attn: Vice President, Human Resources

         If to Executive:                  David A. Dodd

         16. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia (without reference to the choice of law principles thereof). Executive consents to jurisdiction and venue in the state and federal courts of the State of Georgia for any action arising from a dispute under this Agreement, and for any such action brought in such a court, expressly waives any defense he might otherwise have based on lack of personal jurisdiction or improper venue, or that the action has been brought in an inconvenient forum.

         17. Further Assurances. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

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         18.      Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all counterparts shall constitute but one instrument.

         19. Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

         20. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and any business entity with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon Executive and his executors, administrators, heirs and legal representatives.

         IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                              SEROLOGICALS CORPORATION

                                              By:  /s/ Robert P. Collins
                                                 -------------------------------
                                                            Robert P. Collins

         /s/ David A. Dodd
--------------------------------
             David A. Dodd

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